Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Ashford Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $.001 par value per share(2)	457	(c)	5,145,888	$8.17	$42,041,905	0.0000927	$3,987.28
	Total Offering Amounts						$42,041,905		$—
	Total Fees Previously Paid								$—
	Total Fee Offsets								—
	Net Fee Due								$3,897.28

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based on the average of the high and low sale prices of the registrant’s Common Stock on the New York Stock Exchange, Inc. on March 1, 2022.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.